UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Arris Group, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 2008
VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2009
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.
PROPOSAL 2 APPROVAL OF THE 2008 STOCK INCENTIVE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
PROPOSAL 3
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
BOARD AND COMMITTEE MATTERS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
CONCLUSION

ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2008

To the Stockholders of ARRIS Group, Inc.:

The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, May 28, 2008, at 10:00 a.m. local time, for the purposes of:

1.	electing eight directors,

2.	approving the 2008 Stock Incentive Plan,

3.	approving the retention of Ernst & Young LLP as the independent registered public accounting firm for ARRIS Group, Inc. for 2008, and

4.	transacting such other business as may be brought before the meeting or any adjournment(s) thereof.

These matters are more fully described in the proxy statement accompanying this notice.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 28, 2008: Both our 2007 annual report and proxy statement for the Annual Meeting are available online at www.arrisi.com under the caption Investor Relations.

As shareholders of ARRIS, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

The Board of Directors has fixed the close of business on March 31, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.

A copy of ARRIS Group, Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2007, is enclosed. Additional copies of this report may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

Suwanee, Georgia
April 14, 2008

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
OF ARRIS GROUP, INC.

To Be Held May 28, 2008

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation. The Company’s corporate headquarters is located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This proxy statement and form of proxy are first being mailed to stockholders on or about April 14, 2008. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 28, 2008 at 10:00 a.m. local time at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia and any adjournment(s) thereof.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation for a fee of approximately $15,000 plus expenses.

VOTING

Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted IN FAVOR OF Proposal 1 to elect as directors the nominees listed herein, IN FAVOR OF Proposal 2 to approve the Company’s 2008 Stock Incentive Plan, IN FAVOR OF Proposal 3 to approve the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2008, and in the discretion of the appointed proxies upon such other business as may properly be brought before the meeting.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 31, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 122,389,955 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies that contain a broker non-vote are counted towards a quorum and voted on the matters indicated.

If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•	Approval of Proposal 1 (Election of Directors) — The nominees receiving the most votes — i.e., a plurality — will be elected. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

•	Approval of Proposal 2 (the 2008 Stock Incentive Plan) — Approval of the 2008 Incentive Plan requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

•	Approval of Proposal 3 (Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm) — Approval of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2008 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 1
ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at eight. Upon his re-election at this year’s Annual Meeting, Mr. Stanzione is expected to serve as Chairman of the Board.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2009

Name:	Alex B. Best
Age:	67
Director since:	2003
ARRIS Board Committee:	Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee (Chair)
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.

Name:	Harry L. Bosco
Age:	62
Director since:	2002
ARRIS Board Committee:	Audit Committee and Nominating and Corporate Governance Committee (Chair)
Principal occupation and recent business experience:	Since 2000, Mr. Bosco has served as the Chief Executive Officer and President of OpNext, Inc. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.
Other directorships:	OpNext, Inc.

Name:	John Anderson Craig
Age:	65
Director since:	1998
ARRIS Board Committee:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From 1999 through 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to 1999, he held various senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc.
Other directorships:	Bell Canada International and CAE, Inc.

Name:	Matthew B. Kearney
Age:	68
Director since:	2003
ARRIS Board Committee:	Audit Committee
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.

Name:	William H. Lambert
Age:	71
Director since:	1997
ARRIS Board Committee:	Compensation Committee (Chair) and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Mr. Lambert is retired. From 1988 to 1997, Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, which was acquired by ARRIS in 1997. Mr. Lambert has been a private investor since 1998.

Name:	John R. Petty
Age:	77
Director since:	1993
ARRIS Board Committee:	Audit Committee (Chair) and Nominating and Corporate Governance Committee. Mr. Petty is also the lead independent director.
Principal occupation and recent business experience:	Mr. Petty is the Chairman and CEO of TECSEC Incorporated, a data security company. Mr. Petty also has served as the Chairman of Federal National Payables, Inc., Federal National Commercial, Inc., and Federal National Services, Inc., since 1992. Mr. Petty has been a private investor since 1988.

Name:	Robert J. Stanzione
Age:	60
Director since:	1998
ARRIS Board Committee:	Technology Committee
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.
Other directorships:	National Cable & Telecommunications Association (NCTA) and Symmetricom, Inc.

Name:	David A. Woodle
Age:	52
Director since:	2007
Principal occupation and recent business experience:	In April 2008, Mr. Woodle became Chairman of the Board and Chief Executive Officer of NanoHorizons Inc., a nanotechnology company that specializes in producing nanosilver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated on December 14, 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

PROPOSAL 2
APPROVAL OF THE 2008 STOCK INCENTIVE PLAN

The Board of Directors has approved the 2008 Stock Incentive Plan (the “Plan”), subject to approval by the stockholders, pursuant to which the Company can compensate its employees using shares of Common Stock (the

“Shares”). The following is a summary of the major provisions of the Plan, including a general discussion of the federal income tax aspects of the Plan to the Company and the recipients of awards. For a complete description, please read the Plan in its entirety, a copy of which is attached to this Proxy Statement as Appendix A.

Key features of the Plan include:

•	Independent Plan Administration — the Compensation Committee of the Board of Directors administers the Plan;

•	Plan Limits — 12,300,000 is the maximum number of shares that are authorized for issuance under the Plan. The Plan has been designed to allow for flexibility in the form of awards; however, awards denominated in shares of common stock other than stock options and stock appreciation rights will be counted against the Plan limit as 1.58 shares for every one share covered by such an award;

•	Minimum Vesting and Performance Periods — awards generally are required to have a minimum three-year vesting period or term;

•	Forms of Awards — awards may be stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, and dividend equivalent rights;

•	No Re-pricing — awards may not be repriced without shareholder approval;

•	No In-the-Money Grants — awards may not be granted with exercise prices below market value;

•	No Liberal Share Counting — shares tendered in payment of an exercise price, shares withheld for taxes, and certain other shares will not be eligible again for awards; and

•	Stockholder Approval of Amendments — all material amendments to the Plan are required to be approved by stockholders.

Recommendation.  The Plan is substantially the same, except for the number of Shares, as the 2007 stock incentive plan. In the technology industry, stock-based compensation remains critical to the recruiting and retention of key personnel, and the Company needs the shares available under the Plan in order to fulfill this need. On March 28, 2008, annual equity awards were made. Approximately 2.6 million restricted stock units were granted. The restricted stock units granted included approximately 0.4 million performance-related Shares. As of March 31, 2008, approximately 14.8 million unvested or unexercised Shares were outstanding, and approximately 132 thousand Shares were available for future grant as options, of which 132 thousand were available as full valued shares. The Board of Directors recommends that you approve the Plan.

Purpose.  The purpose of the Plan is to facilitate the hiring, retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders.

Administration and amendment.  The Plan is administered by the Compensation Committee of the Board of Directors or such other Board Compensation Committee consisting solely of independent directors as the Board may designate, or by the Board itself (for purposes of this proposal, the “Compensation Committee”). The Compensation Committee may, from time to time, suspend, terminate, revise or amend the Plan or terms of any grant except that, without the approval of stockholders, no such revision or amendment may change the number of Shares covered by or specified in the Plan, change the restrictions described below, or expand those eligible for grants under the Plan.

Participation.  All key employees, directors, or active consultants of the Company and its subsidiaries are eligible to receive grants under the Plan. The determination of the persons within these categories, which encompass all officers, including those named in the Summary Compensation Table, to receive grants and the terms and the form and level of grants will be made by the Compensation Committee.

Limitations.  The exercise price of any option or stock appreciation right cannot be less than the fair market value of the corresponding number of Shares as of the grant date, provided that the options or stock appreciation rights replacing options or rights not granted by the Company or its predecessors — e.g., as part of an acquisition — may have exercise prices that, in the judgment of the Compensation Committee, result in options or rights comparable in value to those being replaced. No person may be granted, in any period of two consecutive calendar years, awards under the Plan covering more than 1,500,000 Shares. The maximum amount to be granted to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000. No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments as a result of stock splits and other events that adjust the number of Shares covered by the Plan, as explained below, will not be considered repricing. Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and other awards shall have a minimum vesting or holding period of three years, provided, that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Compensation Committee and (ii) vesting or holding periods may be reduced as a result of death, disability, retirement, merger or sale, termination of employment or other extraordinary event. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

Number of Shares.  A total of 12,300,000 Shares may be issued under the revised Plan. This number will be adjusted for stock splits, spin-offs, extraordinary cash dividends and similar events. The Shares may be newly issued Shares or Shares acquired by the Company. Awards made in the form of stock options and stock appreciation rights are counted against the share limit on a one-for-one basis. Awards made in shares of common stock other than stock options or stock appreciation rights are counted against the share limit on a 1.58 to one basis. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, the equivalent number of shares that was charged against the Plan limit upon grant of such Shares shall be available again for issuance under the Plan. The Plan provides that shares issued upon the exercise of options or lapse of conditions on restricted shares or units that were converted to ARRIS options or restricted shares as a result of a merger or other acquisition do not reduce the number of shares available under the Plan. However, with respect to Shares issued under the Plan, Shares tendered to pay the option exercise price, Shares withheld for the payment of withholding taxes and Shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person shall not return to the share reserve, and the determination of the number of Shares used in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based, and not just the number of Shares delivered upon settlement.

Forms of Awards.  Under the Plan, awards may be in the form of stock options (including incentive stock options), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights. The most likely forms of awards are stock options, restricted stock or units and performance shares.

Stock options will entitle the recipient to purchase a specified number of Shares upon payment of an exercise price. The exercise price cannot be less than the fair market value of one share on the date of grant. Typically, the Compensation Committee issues stock options that expire seven years after their date of grant and that vest ratably over a four-year period. If the recipient ceases to be an employee of the Company, unvested options are forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company, and vested options typically have a limited period during which the recipient can exercise them.

Restricted stock is stock issued subject solely to the recipient’s remaining an employee of the Company. If the recipient ceases to be an employee of the Company prior to the assigned vesting period, restricted stock is forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company.

Performance shares are shares issued subject to conditions or contingencies. Until the conditions or contingencies are satisfied or lapsed, the performance shares are subject to forfeiture. Such shares like restricted shares may also be subject to designated vesting periods. Typically the Compensation Committee issues performance shares to senior executives that can be earned by the recipient only upon achievement of certain performance criteria. If the recipient ceases to be an employee of the Company prior to the satisfaction of the contingency or any applicable vesting period, performance shares are forfeited, subject to certain possible exceptions such as death, disability, retirement or a change in control of the Company.

Performance Criteria.  Section 162(m) of the Internal Revenue Code limits the amount of deduction that a company may take on its U.S. federal tax return for compensation paid to any “covered employees” (generally, the individuals named below in the Summary Compensation Table). The limit is $1 million per covered employee per year, with certain exceptions. The deductibility limitation does not apply to “performance-based compensation,” if approved by the stockholders. The Company believes that certain awards under the Plan will quality as performance-based compensation, if stockholders approve the Plan and it otherwise is administered in compliance with Section 162(m). In order for some awards to be performance based, such as restricted stock, they must be subject to performance criteria. The Plan provides for several different types of performance criteria: revenue, earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer, group of customers, geographic region, business unit or product group. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items. In approving the Plan, stockholders will be approving these performance criteria, which are contained in the Plan.

Taxes.  Generally, under present federal tax laws, a grant of a stock option or a stock unit, a share of restricted stock or a performance share subject to the required risk of forfeiture under the Plan should create no tax consequences for a participant at the time of grant. Generally, the Company will be entitled to tax deductions at the time and to the extent that participants recognize ordinary income. As discussed above in some cases (generally other than options with exercise prices no lower than fair market value of the Shares on the date of grant and performance shares), the Company will not be entitled to this deduction to the extent the amount of such income, together with other compensation received by that person from the Company, exceeds $1,000,000 in any one year.

Upon exercise of an option, which is not an incentive stock option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code, a participant will be taxed on the excess of the fair market value of the Shares on the date of exercise over the exercise price. A participant generally will have no taxable income upon exercising an ISO. If the participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise, any gain or loss realized on their subsequent disposition will be capital gain or loss, and the Company will not be entitled to a tax deduction. If such holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or, if less, the amount realized upon disposition) over the option price and the Company will be entitled to a tax deduction. Any remaining gain is taxed as long or short-term capital gain. The value of a stock unit at the time it converts to stock and the value of restricted stock or performance share at the time the restriction lapses or the conditions are fulfilled are taxed as ordinary income to the participant. The Company has not issued ISO’s as part of its equity compensation programs.

Accounting.  Under Financial Accounting Standards Board Statement No. 123R, Accounting for Stock-Based Compensation, the Company will incur an expense equal to the fair value of the award, which expense would be recognized over the vesting period or term of the award. For more detailed discussion regarding the Company’s accounting for awards, see Note 16 to the Company’s Consolidated Financial Statements.

Relationship to Current Incentive Plans.  The Plan will not have any impact upon awards outstanding under previous Company Stock Incentive Plans and awards will continue to be governed by the express terms and conditions of such plans and the written documents evidencing such awards.

New Plan Benefits.  To date, there have been no grants under the Plan. Any future awards under the Plan will be made at the discretion of the Compensation Committee as described above. Consequently, the Company cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the Plan.

The last reported sales price of the Common Stock on March 31, 2008 was $5.82 per Share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of ARRIS Group, Inc. for the fiscal year ending December 31, 2008, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not approve this appointment, the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 31, 2008, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

	Shares	Shares that	Total Shares —
	Beneficially	May Be Acquired	Percentage of
Beneficial Owner(1)	Owned(2)	Within 60 Days	Class if > 1%(3)

Alex B. Best	46.500	—	*
Harry L. Bosco	26,800	—	*
John Anderson Craig	46,500	10,000	*
Matthew B. Kearney	26,500	—	*
William H. Lambert	44,750	10,000	*
John R. Petty	46,100	17,500	*
David A. Woodle	61,828	1,059,551	*
Robert J. Stanzione	166,966	1,576,122	1.3%
Lawrence A. Margolis	95,526	444,694	*
James D. Lakin	78,064	229,697	*
David B. Potts	53,891	244,034	*
Ronald M. Coppock	32,101	62,078	*
All directors, nominees and executive officers as a group including the above named persons (16 persons)	786,498	4,152,701	4.0%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes an aggregate of 166,150 stock units awarded to directors (other than Mr. Stanzione and Mr. Woodle) that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all currently exercisable options and options and other rights that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage, including the shares underlying options where the exercise price is above the current market price.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 31, 2008, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person.

	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

Neuberger Berman Inc.(1)	15,316,046	12.5%
Janus Capital Management LLC(2)	8,004,549	6.5%
Barclays Global Investors, NA(3)	7,448,617	6.1%
Wellington Management Company, LLP(4)	7,427,778	6.1%
The Vanguard Group, Inc(5)	6,136,836	5.0%

(1)	Based on information included in a Schedule 13G/A filed February 13, 2008, Neuberger Berman Inc. has sole voting power with respect to 8,229,206 shares, shared voting power with respect to 5,369,282 shares, and shared dispositive power with respect to 15,316,046 shares. The address for Neuberger Berman Inc. is 605 Third Avenue, New York, New York 10158.

(2)	Based on information included in a Schedule 13G filed February 14, 2008, Janus Capital Management LLC has sole voting power with respect to 8,004,549 shares and sole dispositive power with respect to 8,004,549 shares. The address for Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(3)	Based on information included in a Schedule 13G filed February 5, 2008, Barclays Global Investors, NA has sole voting power with respect to 5,810,508 shares and sole dispositive power with respect to 7,448,617 shares. The address for Barclay’s Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

(4)	Based on information included in a Schedule 13G/A filed February 14, 2008, Wellington Management Company, LLP has shared voting power with respect to 6,077,108 shares and shared dispositive power with respect to 7,354,678 shares. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(5)	Based on information included in a Schedule 13G/A filed February 12, 2008, Vanguard Group, Inc has sole voting power with respect to 114,711 shares and sole dispositive power with respect to 6,136,836 shares. The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed, with the exception of one late report for a single Section 16(a) reporting transaction for each of Alex B. Best, Harry L. Bosco, John Anderson Craig, Matthew B. Kearney, William H. Lambert, and John R. Petty related to their July 1, 2007 stock award disclosed in the Director Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2007:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights(1)	Warrants and Rights(2)	1st Column)(3)

Equity compensation plans approved by security holders	12,383,145	$10.57	3,203,150
Equity compensation plans not approved by security holders	—	—	—

Total	12,383,145	$10.57	3,203,150

(1)	Includes unexercised vested stock options, unvested stock options, unvested restricted stock, and unvested performance shares. Also includes 4,708,354 of stock options issued as a result of the C-COR acquisition in December 2007.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	Includes securities available for future issuance under ARRIS’ stock incentive plans (2,736,391) and 2001 Employee Stock Purchase Plan (466,759).

The following transactions occurred between January 1, 2008, and March 31, 2008:

•	During the three months ended March 31, 2008, the Company granted 2,658,940 restricted shares and 35,000 stock options under its stock incentive plans.

•	126,777 stock options and restricted shares were exercised or vested,

•	149,972 options and restricted stock were cancelled as a result of terminations or expirations, of which 47,336 were returned to the share reserve for future issuance, and

•	42,986 restricted shares were withheld for taxes and returned to the share reserve for future issuance.

Giving effect to these transactions, the following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of March 31, 2008:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in 1st
Plan Category	Warrants and Rights(1)	Warrants and Rights(2)	Column)(3)

Equity compensation plans approved by security holders	14,800,336	$10.52	599,532
Equity compensation plans not approved by security holders	—	—	—

Total	14,800,336	$10.52	599,532

(1)	Includes unexercised vested stock options, unvested stock options, unvested restricted stock, and unvested performance shares.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	Includes securities available for future issuance under ARRIS’ stock incentive plans (132,773) and 2001 Employee Stock Purchase Plan (466,759).

As of March 31, 2008 the weighted average remaining contractual term for the outstanding options, warrants and rights was 4.40 years.

As of March 31, 2008 the Company had unvested restricted stock awards of 2,741,590 shares and unvested performance based restricted stock awards of 788,048 shares.

As of March 31, 2008 the Company had 122,389,955 shares outstanding.

BOARD AND COMMITTEE MATTERS

DIRECTOR INDEPENDENCE

The Board of Directors has determined that all of the directors, other than Robert J. Stanzione and David A. Woodle, which constitute a majority of the Board of Directors, are independent in accordance with the current listing standards of the NASDAQ, which the Company has adopted. In making these determinations, the Board of Directors considered that in the ordinary course of business, transactions may occur between the Company and companies at which some of the Directors are or have been outside Directors. The Board of Directors determined that the applicable Director’s independence was not affected due to the immaterial nature of the transaction and the fact that the Director is not a member of management of the applicable company. A copy of the director independence standards is available on the Company’s website at www.arrisi.com under the caption Investor Relations: Corporate Governance.

Mr. Stanzione, as the Company’s Chief Executive Officer and President, and Mr. Woodle, who became a member of the Board effective with the C-COR merger on December 14, 2007, can not be considered independent directors.

COMPENSATION OF DIRECTORS

2007 Compensation

Cash Fees.  Our non-employee directors receive director fees. During 2007, we paid our non-employee directors:

•	an annual cash retainer fee of $30,000 (paid in equal quarterly installments);

•	$2,000 for each Board meeting and $1,000 for each committee meeting that they attended in person or,

•	$2,000 for each teleconference Board meeting and $1,000 for each teleconference committee meeting in which they participated; and

•	$1,000 for each in-person Board meeting and $500 for each in-person committee meeting that they attended by telephone

In addition, each member of the Audit Committee received an additional annual cash retainer of $5,000, and the respective Chairmen of our Board committees received the following fees:

•	Audit Committee Chair: $10,000

•	Compensation Committee Chair: $7,500

•	Nominating and Corporate Governance Committee Chair: $5,000

•	Technology Committee Chair: $5,000

Stock Awards.  Each non-employee director annually receives $50,000 paid in the form of stock units. Stock units are granted on July 1st of each year and vest in fourths in sequential calendar quarters. The number of units is determined by dividing $50,000 by the closing price of the Common Stock on the most recent trading day rounded to the nearest one hundred units. One-half of the number of stock units convert, on a one for one basis, into shares of the Company’s Common Stock when such director is no longer a member of the Board. The remaining units, if vested, convert into shares of the Company’s Common Stock at a date selected by the individual director.

Reimbursements.  Non-employee directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareowner meetings. Directors use commercial transportation or their own transportation. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations.

Liability Insurance.  We also pay premiums on directors’ and officers’ liability insurance policies we maintain that cover our directors.

Director Compensation Table.  The following tables set forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.

	Fees Earned or
Name(1)	Paid in Cash ($)	Stock Awards ($)(2)	Total Compensation ($)

Alex B. Best	58,000	50,000	108,000
Harry L. Bosco	66,000	50,000	116,000
John Anderson Craig	66,500	50,000	116,500
Matthew B. Kearney	65,000	50,000	115,000
William H. Lambert	67,500	50,000	117,500
John R. Petty	71,000	50,000	121,000

(1)	Mr. Stanzione is the only member of the Board of Directors who is an employee of the Company. Mr. Stanzione receives no additional compensation for his service and participation as a member of the Board. Mr. Woodle became a member of the Board after ARRIS’ acquisition of C-COR on December 14, 2007 and was not paid any fees or granted any stock awards in 2007.

(2)	The number of stock units granted in fiscal 2007 was 2,800, which was determined by dividing $50,000 by the June 29, 2007 closing price of $17.59 per share and rounding to the nearest 100 units. As of December 31, 2007, the number of outstanding stock awards, consisting solely of restricted stock units, held by each non-employee director is as follows: Alex B. Best, 1,400; Harry L. Bosco, 1,400; John A. Craig, 1,400; Matthew B. Kearney, 1,400; William H. Lambert, 1,400; John R. Petty, 1,400; and David A. Woodle, 0.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board of Directors has Audit, Compensation, Nominating and Corporate Governance, Technology, and Executive Committees. The table below shows current membership for each of the standing Board committees.

		Nominating and Corporate	Technology	Executive
Audit Committee	Compensation Committee	Governance Committee	Committee	Committee

Harry L. Bosco	Alex B. Best	Alex B. Best	Alex B. Best*	Harry L. Bosco*
John Anderson Craig	John Anderson Craig	Harry L. Bosco*	Robert J. Stanzione	Matthew B. Kearney
Matthew B. Kearney	William H. Lambert*	William H. Lambert		William H. Lambert
John R. Petty*		John R. Petty		John R. Petty

*	Committee Chairman

The Board of Directors held eight meetings in 2007. During 2007, each of the directors attended 75% or more of the total of all meetings held by the Board and the committees on which the director served.

The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. All of the Company’s directors, except Mr. Craig, attended the 2007 annual meeting of stockholders on May 24, 2007.

Audit Committee

The Audit Committee in 2007 consisted of Messrs. Petty (Chairperson), Bosco, Craig, and Kearney. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Board of Directors believes that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of the NASDAQ. The Board has identified John R. Petty and Matthew B. Kearney as Audit Committee financial experts, as defined by the SEC. The Audit Committee held twelve meetings in 2007.

Compensation Committee

The Compensation Committee in 2007 consisted of Messrs. Lambert (Chairperson), Best and Craig. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal 2007. The Compensation Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and CEO, in which case the entire Board of Directors approves or ratifies all said compensation matters. The Compensation Committee held eight meetings in 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee in 2007 consisted of Messrs. Bosco (Chairperson), Best, Lambert, and Petty. The Nominating and Corporate Governance Committee’s operations are governed by a written charter that is available on the Company’s website at www.arrisi.com. The Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends candidates to the Board of Directors. The Nominating and Corporate Governance Committee held two meetings in 2007.

With respect to the Committee’s evaluation of director nominee candidates, the Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.

With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.

The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. For potential nominees to be considered at the 2009 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2008.

In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

Technology Committee

The Technology Committee consists of Mr. Best (Chairman) and Mr. Stanzione. The Technology Committee monitors the development of the Company’s technology and operates as an intermediary between the Company and its customers and the Technology Advisory Board.

Executive Committee

The Executive Committee consists of Mr. Bosco (Chairman), Mr. Kearney, Mr. Lambert and Mr. Petty. The Executive Committee was formed of independent directors to consider and act on matters when the full Board can not be convened and action by an executive committee is deemed appropriate by the full Board. The Executive Committee held one meeting in 2007.

COMMUNICATION WITH THE BOARD

Mr. Petty is the lead independent director and presides over meetings of the independent directors. Stockholders may communicate with the Board of Directors, including the lead independent director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of our Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that our Company’s independent registered public accounting firm is in fact independent.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

We reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability of the Company’s accounting principles required by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, we discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to the Company with their independence.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In 2007, we had twelve meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. In addition, we have selected the Company’s independent registered public accounting firm.

The Company maintains a corporate governance hotline system in which employees may directly contact the members of the Audit Committee concerning potential failures to meet corporate standards of conduct, including questionable accounting or auditing matters. These calls are completely confidential and anonymous.

John R. Petty
Harry L. Bosco
John A. Craig
Matthew B. Kearney

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary

Each of the named executive officers has an employment agreement with the Company. Each agreement establishes the base salary for the officer, which is subject to annual review. The target bonus is established at 60% of base salary for each of the named executive officers, except Mr. Stanzione, whose target bonus is 100% of base salary. Each year the Compensation Committee establishes the performance criteria for the bonuses. The agreements also contemplate the grant of equity awards annually in the discretion of the Compensation Committee. The agreements renew annually automatically until the employee reaches age 65 (62 for Mr. Stanzione). In the event an executive is terminated without cause or in connection with takeover of the Company, the executive is entitled to receive one year’s salary and bonus (two years in the case of Mr. Margolis and Mr. Potts and three years in the case of Mr. Stanzione); all unvested options and stock awards vest immediately and the executive is entitled to continued benefits, for example, life, medical and disability insurance, during the severance period (one, two or three years as noted above).

The Compensation Committee reviews base salaries, bonus plans and equity awards annually. It regularly, but not necessarily annually, retains consultants to review executive compensation levels compared to selected peer companies, companies in the technology industries generally and companies of similar size. The Company has sought to establish salaries at approximately the median levels (with exceptions to recognize outstanding performance) and to have equity and annual bonus target opportunities at or above median levels. The survey conducted for 2007 deliberations indicated that, taken as a whole, the Company’s base salaries for its senior executives are at approximately median levels with targeted direct compensation (base salary, target annual incentive, plus targeted long term equity compensation) at or moderately above median levels. Compensation has been actively managed. For example, in 2002 salary levels for executives were frozen for a year and during 2003 executive salaries were reduced by 5%. The reduction was reinstated in 2004. Raises were not reinstated above the 2002 level until 2005 (with the exception of Mr. Stanzione whose salary was not changed until 2006). ARRIS’ financial performance for 2007 based on the one and three year total shareholder return ranked at the 59th and 95th percentile compared to its peer group companies, respectively.

The Company believes that total direct compensation consisting of base salary, targeted bonus and targeted long term incentive valuation for the senior executive officers in the aggregate is approximately at the 50th percentile levels and all executives are well below the 75th percentile levels of the peer group and survey analysis described below.

Compensation Discussion and Analysis (“CD&A”)

Overview

This CD&A describes the major elements of our compensation program for the executive officers named in the Summary Compensation Table later in this proxy statement (the “named executive officers” or “NEO”). This CD&A also discusses the objectives, philosophy and decisions underlying the compensation of the named executive officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee of our Board of Directors is composed entirely of independent outside directors, as determined under the applicable NASDAQ listing standards and Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.

The principal elements of our executive compensation program for 2007 were:

•	Base salary;

•	Annual, performance-based cash incentives (“Bonus”);

•	Long-term equity incentives;

•	Benefits and perquisites; and

•	A change in control severance pay plan and other severance pay arrangements and practices.

Programs and Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•	Competitive Pay. Competitive compensation programs are required to attract and retain a high-performing executive team, particularly in a technology focused company.

•	Pay for performance. Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•	Alignment with shareowners. Our executives’ interests must be aligned with the interests of our shareowners. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareowner value.

Key Considerations

In applying these program objectives and reward philosophies, the Compensation Committee takes into account the following key considerations:

Competitive Market Assessment.  We regularly, but not necessarily annually, conduct a competitive market assessment for each of the primary elements of our executive compensation program. In setting executive compensation levels, the Compensation Committee reviews market data from the following sources:

•	Peer Group Information. The Compensation Committee considers information from the proxy statements of “peer group” public companies. The peer group is composed primarily of communications infrastructure companies. The peer group was selected by the Compensation Committee based on input from third party consultants and management. The following companies were included in our peer group for 2007:

3Com Corporation	JDS Uniphase Corporation
ADC Telecommunications	Loral Space & Communications Ltd.
Avocent Corporation	Mastec, Inc.
Black Box Corporation	Netgear, Inc.
Ciena Corporation	Plantronics, Inc.
CommScope, Inc.	Polycom, Inc.
Dycom Industries, Inc.	Powerwave Technologies
Hughes Communications, Inc.	Tellabs, Inc.

•	Survey Data.

Survey data from various sources also are utilized, including the following:

•	ERI Executive Compensation Assessor 2008 (Economic Research Institute)

•	2007/2008 Top Management Compensation — Industry Report (Watson Wyatt)

•	2007 Mercer Benchmark Database Executive (Mercer Human Resources Consulting)

•	2007/2008 Total Salary Increase Budget Survey (WorldatWork)

•	Information from Longnecker & Associates. Our Compensation Committee also considers competitive market information and the recommendations provided by Longnecker & Associates, an independent advisor retained by the Compensation Committee.

Our Financial and Strategic Objectives.  Each year our management team develops an annual operating plan for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our named executive officers for the next year.

Considerations for Mr. Stanzione.  In setting the compensation arrangements for Mr. Stanzione, the primary factors considered by the Compensation Committee include:

•	An assessment of his skill set, experience and recent performance, as well as his performance over a sustained period of time, conducted by our Compensation Committee (based on evaluations from the entire Board);

•	The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•	Other strategic and operational factors critical to the long-term success of our business;

•	The competitive market survey information described above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers.  The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other named executive officers as well as:

•	Mr. Stanzione’s assessment and recommendation of the named executive officer’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

•	An evaluation of the skill set and experience of each named executive officer, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

Accounting, Tax and Financial Considerations.  The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:

•	Our Stock Incentive Plan (“SIP”) and Annual Incentive Plan (“AIP”) were designed to allow for tax-deductibility of stock based awards and annual cash incentive awards, respectively, under Section 162(m) of the Internal Revenue Code. The AIP and the issuance of grants and awards under the SIP are topics discussed in greater detail later in this CD&A.

•	We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control, comply with the recently implemented regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

•	In recent years, the Compensation Committee made a decision not to use stock options as the sole form of long-term equity incentives and began using a mix of stock options and restricted stock with time-based vesting. This change was made, in part, due to the implementation of new accounting regulations under SFAS 123(R) concerning the expensing of equity-based incentive awards. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirements of SFAS 123(R). The use of these various forms of long-term equity compensation awards for each of our named executive officers is discussed in greater detail later in this CD&A.

Additional Information and Considerations

The Role of the Compensation Committee and Its Use of Advisors.  A summary of the role of the Compensation Committee is found in the section entitled “Corporate Governance and Board Matters” in this proxy statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is posted on our website at www.arrisi.com.

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our named executive officers as compared to external benchmarks;

•	Market trends and competitive practices in executive compensation; and

•	The specific compensation package for Mr. Stanzione.

For 2007, the Compensation Committee engaged Longnecker and Associates as its independent consultant. This selection was made directly by the Compensation Committee. Longnecker and Associates provides no other compensation or benefit consulting services to ARRIS.

The Role of Executive Management in the Process of Determining Executive Compensation.  Mr. Stanzione makes recommendations to the Compensation Committee regarding executive compensation decisions for the other named executive officers. Mr. Margolis, our Executive Vice President of Administration and Chief Counsel, is responsible for administering our executive compensation program and acts as Secretary to the Compensation Committee as well as the full Board and other Board Committees. Mr. Potts, our Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and long term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers.

Equity awards generally are granted annually from January to May depending on board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee has determined that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grant and annual compensation adjustments and incentive plan performance criteria generally will be decided simultaneously, although they may be implemented at various times. (For example, raises generally are effective April 1, while bonuses generally are paid earlier.) In the future, we anticipate that equity grants generally will occur in the February to March time frame. The exercise price for options is the closing price of the Common Stock on the date of grant.

Annual Cash Incentives

Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay level including the annual raise in the relevant years and are set forth in the employment agreements of each executive officer. Mr. Stanzione’s bonus target is 100% of base salary, which was established when his employment agreement was amended in 1999 in connection with his becoming the Chief Executive Officer. The remaining senior executives’ annual bonus targets are 60% of base salary. The maximum bonus payout for all named executive officers is 200% of the annual bonus target.

The Compensation Committee seeks to establish variable pay in the form of annual cash bonus opportunity at or above 50th percentile levels of the peer group and survey analysis described above. The Compensation Committee believes that variable pay target should be at or above the 50th percentile levels to encourage and reward exceptional performance, while assuring in years where Company performance is weaker that total cash compensation is less. The Compensation Committee believes that the bonus targets for the senior executives approximate the 50th percentile of the peer group and survey analysis described above.

Specific performance criteria have varied; however, in 2007 the only performance criteria was the achievement of budgeted consolidated operating income for the Company. The Compensation Committee chose this single metric in order to focus the senior executives as a team on earnings growth. The annual budget was developed by management in collaboration with and approved by the Board of Directors. In reviewing the budget, the Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure growth in the telecommunications industry generally and the cable segment of the telecommunications industry more specifically and the Company’s market share and market share growth. In 2008 annual incentives will be measured not only by targeted financial performance, but by individual assigned objectives which may be objectively or subjectively measured.

For 2007, the target for consolidated operating income that would yield 100% payment of the targeted bonus for senior executives was $103.4 million. If actual operating income achieved was below 93% of budgeted operating income, the bonus payout would have been zero. For performance in the range between 93% and 100% of budgeted operating income, the bonus payout would have been between a 25% payout and 100% payout. For performance in the range between budget and 118% of budget, the bonus payout would have been between a 100% payout and 200% payout. For performance between these specific levels, bonus payouts were to be determined by straight line interpolation. Actual performance for 2007, adjusted for the effects of the C-COR acquisition, was approximately 9% of the range spread between target and the maximum payout and, accordingly, bonus payouts were approximately 109% of the annual bonus target payout.

The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or pay bonuses when no bonus has been earned) under the bonus plan. For example, in 2006, bonuses for Messrs. Lakin, Potts and Coppock exceeded the 150% maximum payout originally established because actual performance was over 244% of budgeted operating income, and in 2007 the amount of bonus for executive officers was adjusted up or down based on individual unit performance as shown in the Summary Compensation Table under the heading “Bonus ($).” The Company does not have a formal policy for payments above the amounts established under the bonus plans. The Compensation Committee also may adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment). In 2008, bonuses will be determined based primarily on budgeted operating income as in the past; however, 20% of the bonus target will be based on individual objectives established by the Compensation Committee.

In the past five years bonuses have ranged from 0% to the maximum as achieved in 2006 based on the performance criteria then in effect. Consistent with our pay for performance reward philosophy, no annual incentives were paid to our named executive officers in fiscal year 2003 because we did not achieve our pre-established financial goals in that year. In 2006 and 2007, we exceeded the budgeted amounts for our pre-established financial goals, which resulted in annual incentive payouts greater than 100% of the targeted amounts. The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

The value of the target payout amounts for our annual incentive plan approximates the median of the short-term incentive payments made by companies included in the market survey data that we used as benchmarks for fiscal year 2007. The dollar amount of annual cash incentive bonus paid in 2007 to each of our named executive officers is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing on page 25 of this proxy statement.

Long-Term Equity Incentives

We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:

•	Align the interests of our executive officers with the interests of our shareowners through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareowner value;

•	Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•	Provide financial incentive to retain our executives over a multi-year period.

The long term incentive compensation for senior executives in the past three years has consisted of grants of stock options and performance-based restricted stock with time based vesting. Previously long term incentive compensation consisted predominantly of stock options. During the past three years, the Company has included restricted stock to reduce the share dilution associated with equity grants since restricted stock awards are for fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options. In future years, the Company may expand its usage of restricted shares relative to stock options to reduce dilution associated with long term incentive compensation and to maintain retention incentive even in challenging periods when our stock price may be depressed.

Stock options have a term of seven years (in some prior years the term was ten years) and vest annually over four years (in some prior years the vesting was annually over three years). For 2007, 2006 and 2005, the Compensation Committee established an aggregate value for equity grants for Company wide distribution focusing primarily on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and, using the Black-Scholes methodology, the value of the aggregate grants as a percentage of the Company’s total market cap. A value expressed in dollars was allocated to the senior executives based on the survey data concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. One-half of that value was awarded in shares of restricted stock and, using the Black-Scholes methodology, one-half in options at the then fair market value of the shares. For Mr. Stanzione, the target value for long term incentives was approximately 200% of base salary, and for the other senior executives, the value ranged from approximately 130% to 170% of base salary. The Compensation Committee seeks to establish long-term incentive targets for senior executives, like bonuses, at or above 50th percentile levels of the peer group and survey analysis described above to emphasize long term stock appreciation. The most recent survey data reviewed in connection with the Compensation Committee’s 2007 deliberations indicates that awards of long term incentives in 2007 approximated the 50th percentile levels for the senior executive officers in the aggregate.

The restricted stock awarded to the senior executives in 2007, 2006 and 2005 were awarded in the form of performance shares. Under the performance criteria, senior executives earned 100% of the target or assigned value at the time of grant if the Company achieved budgeted consolidated sales for the applicable year. For performance below 94% of budgeted sales in 2007, the restricted stock awards paid out zero shares, and for performance at 94% of budget the shares paid out 50% of the assigned value. For performance at budgeted sales, the shares paid out at 100% of the assigned value. For sales at or above 116% of budgeted sales, the shares paid out a number of shares equal to 150% of the assigned value. Straight line interpolation was applied for performance between the designated levels. The Compensation Committee believes that performance based awards better align the executives and shareholders interests in that awards are reduced or eliminated if Board of Directors approved budgets are not met while achievement beyond targeted achievement is more highly rewarded. The 2007 restricted stock award payout was 115% as actual sales were approximately 105% of budgeted sales. The specific numbers of stock options and restricted stock that were granted to each of our named executive officers in 2007 are set forth on the table entitled “Grants of Plan-Based Awards” in the executive compensation tables found later in this proxy statement.

Executive Stock Ownership Guidelines

The Company has share ownership guidelines that require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary at the time the executive became subject to the ownership requirement. For Mr. Stanzione, the multiple is three times base salary; for Messrs. Margolis, Potts and Lakin it is twice base salary; and for Mr. Coppock it is one times base salary. Once the ownership level is achieved, the changes in share value are no longer monitored. Each of the senior executives has achieved the requisite level of share ownership.

Summary Compensation Table

The summary compensation table below presents the “total compensation” earned by our Named Executive Officers during 2007. This amount is not the actual compensation received by our NEOs during 2007. In addition to cash and other forms of compensation actually received, total compensation includes the dollar amounts set forth in the “Stock Awards” and “Option Awards” columns. These amounts reflect the compensation expense we recognized for financial statement reporting purposes with respect to equity awards granted to our NEOs in 2007, as well as grants made in prior years, to the extent such awards vested during 2007. The compensation expense included in the “Stock Awards” and “Option Awards” columns will likely vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our stock. The actual value realized by our NEOs from stock awards and options during 2007 is presented in the “Option Exercises and Stock Vested” table below. Details about the equity awards granted to our NEOs during 2007 can be found in the “Grants of Plan-Based Awards” table below. Information in the table for salary is lower than each NEO’s annualized base salary shown in the “Base Salary Table” for a given year because ARRIS’ salary changes are effective April 1st of each year.

Summary Compensation Table

							Change in
							Pension
							Value and
				Equity-based			Non-Qualified
				Incentive Plan Compensation		Non-Equity	Deferred	All
		Base		Stock	Option	Incentive Plan	Compensation	Other	Total
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Robert J. Stanzione	2007	687,500	—	732,368	546,959	763,000	2,404,431	22,305	5,156,563
Chairman and Chief	2006	637,500	—	519,594	740,423	1,300,000	742,915	27,130	3,967,562
Executive Officer
Lawrence A. Margolis	2007	368,125	2,366	255,583	203,298	242,634	53,843	31,916	1,157,765
Executive Vice	2006	356,875	—	183,925	312,827	431,400	59,956	33,899	1,378,882
Strategic Planning, Administration, and Chief Counsel
James D. Lakin	2007	320,000	22,450	255,583	203,298	212,550	132,166	21,621	1,167,668
President, Broadband	2006	302,000	25,500	183,925	305,773	274,500	28,805	22,878	1,143,381
David B. Potts	2007	320,000	22,450	255,583	203,298	212,550	32,037	17,562	1,063,480
Executive Vice	2006	302,000	25,500	183,925	299,402	274,500	21,709	15,660	1,122,696
President, Chief Financial Officer, Chief Information Officer
Ronald M. Coppock	2007	282,000	22,302	251,724	193,559	187,698	31,338	19,388	988,009
President,	2006	263,000	34,700	174,863	263,849	240,300	14,148	21,065	1,011,925
Worldwide Sales

(1)	The amount shown in this column relates to the discretionary portion (or rounding-up) of the Annual Incentive Bonus for each NEO that was above the strictly calculated amount listed under the Non-Equity Incentive Plan Compensation column.

(2)	The amounts in this column relate to restricted stock awards. The number of shares actually issued depends upon performance criteria and can range from zero to 150% of the target award. During 2007, as described above, the Company achieved the performance conditions required for the 115% issuance of target award. The amounts in this column are calculated based on SFAS 123R and equal the financial statement compensation cost for restricted stock awards as reported in our 2007 consolidated statements of operations. Under SFAS 123R, for performance-related restricted shares compensation expense is recognized using the graded method of amortizing the grant expense over its vesting period. The expenses reported in this column relate to a portion of performance-based restricted grants made on April 18, 2005, April 25, 2006 and March 9, 2007. The total cost of these awards was based on the number of shares awarded and the fair market value of the Company’s Common Stock on the date the grant was made. Assumptions used in the calculation of these amounts are included in Note 16, “Stock Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC. However, as required, the amounts shown exclude the impact of estimated forfeitures related to continued-service conditions.

(3)	The amounts in this column are calculated based on SFAS 123R and equal the financial statement compensation cost for stock option awards as reported in our 2007 consolidated statements of operations. Under SFAS 123R, a pro-rata portion of the total expense at the time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option granted using the Black-Scholes option-pricing model. The expenses reported in this column relate to options granted on May 25, 2004, April 18, 2005, April 25, 2006 and March 9, 2007. Assumptions used in the calculation of these amounts are included in Note 16, “Stock Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC. However, as required, the amounts shown exclude the impact of estimated forfeitures related to continued-service conditions.

(4)	Amount reflects Annual Bonus earned with respect to 2007 performance (paid in 2008). Amount reflects 109% of target bonus.

(5)	Change in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans.

(6)	Included in all other compensation are expenses related to financial planning (except for Mr. Potts), club membership fees (except for Mr. Stanzione), a matching contribution by ARRIS Group Inc. into the 401(k) savings plan, the incremental cost for supplemental life insurance coverage, spousal travel and airline club dues.

Grants of Plan-Based Awards

								All Other
								Option	Exercise or
								Awards:	Base
		Estimated Future Payouts Under Non-Equity						Number of	Price of
		Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Securities	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards
Name	Date (1)	($)	($)	($)	(#)	(#)	(#)	Options (4)	($)

Robert J. Stanzione	—	175,000	700,000	1,400,000
	03/09/2007				26,022	52,045	78,068	115,655	13.45
Lawrence A. Margolis	—	55,650	222,600	445,200
	03/09/2007				8,922	17,844	26,766	39,653	13.45
James D. Lakin	—	48,750	195,000	390,000
	03/09/2007				8,922	17,844	26,766	39,653	13.45
David B. Potts	—	48,750	195,000	390,000
	03/09/2007				8,922	17,844	26,766	39,653	13.45
Ronald M. Coppock	—	43,050	172,200	344,400
	03/09/2007				8,922	17,844	26,766	39,653	13.45

(1)	Grant date is the date the awards, in the form of restricted stock and stock option awards, were made.

(2)	The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of from 0 – 200% based upon the achievement of specified consolidated operating income levels for the Company in 2007. The plan would pay out $0 if consolidated operating income did not reach 93% of the budgeted operating income level required for 100% (target) payout. The Company’s operating income for 2007, after adjusting for the C-COR acquisition, exceeded budget such that a 109% payout level was achieved. Bonus target payout levels are a percent of the 2007 base salary level, including the 2007 annual raise; for Mr. Stanzione the percent is 100% of base salary and it is 60% of base salary for the other named executive officers. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity at Year End Table. For additional discussion of 2007 bonus payment, see “Compensation Disclosure and Analysis — Bonuses.”

(3)	The amounts shown under the Equity Incentive Plan Awards are the number of shares of restricted stock that were granted to each of the named executives in 2007. The shares were performance shares and would vest based upon achievement of certain 2007 consolidated sales levels by the Company. Sales were $992.2 million in 2007, and after adjusting for the C-COR acquisition, exceeded targeted sales such that a 115% payout of the target grant was earned. If sales had been less than 94% of the targeted sales for 100% (target) payout, no shares would have been earned. The shares also are subject to a vesting schedule under which they vest annually over four years with the first vesting occurring on March 9, 2008. The amounts reflected here are duplicative of the amounts reflected in the Outstanding Equity Awards at Year End Table.

(4)	The amounts shown under All Other Option Awards reflect the number of shares under options granted to the named executives on the grant date. These shares vest annually over four years with the first vesting occurring on March 9, 2008. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting. The amounts reflective herein are duplicative of the amounts reflected in the Outstanding Equity Awards at Year End Table.

Option shares for senior executives and for employees generally are granted annually at the same time and are priced at the close of business on the date of grant. Currently, options vest equally over four years and have a seven year life. In the past, some grants have had 10 year lives and some have vested over three years. Exceptions to annual grants have been made in cases such as new hire grants and grants in connection with significant promotions or increases in responsibilities. Target annual equity grants in the last three years for senior executives have consisted of equal amounts of value in restricted shares and in stock options. The restricted share grants to executives during the last three fiscal years have been performance based. The number of shares earned has depended upon on the Company’s sales performance in the year of grant. The number of shares earned can vary from zero, if the minimum sales threshold was not reached, to 50% at the minimum level. A 100% level and 150% level were also established. In 2006, the maximum threshold was reached, as sales were more than 120% of targeted sales. In 2007, 115% of target was earned.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares or
	Underlying	Underlying				Units of		Units of Stock
	Unexercised	Unexercised		Option	Option	Stock Held		That Have
	Options (#)	Options (#)		Exercise	Expiration	That Have		Not Vested
Name	Exercisable	Unexercisable		Price	Date	Not Vested (#)		($)(6)

Robert J. Stanzione						59,958	(1)(7)	598,381
	—	—				44,051	(8)	439,629
	—	—				34,384	(9)	343,152
	—	115,655	(1)(2)	$13.45	03/09/2014
	21,754	65,261	(3)	$13.28	04/25/2013
	53,091	53,091	(4)	$6.44	04/18/2015
	76,674	—	(5)	$4.90	05/25/2014
	165,000	—		$8.12	01/22/2012
	500,000	—		$10.20	08/06/2011
	160,000	—		$8.00	12/19/2010
	500,000	—		$22.875	04/29/2009
Lawrence A. Margolis						20,557	(1)(7)	205,159
	—	—				15,672	(8)	156,407
	—	—				12,087	(9)	120,628
		39,653	(1)(2)	$13.45	03/09/2014
	7,739	23,218	(3)	$13.28	04/25/2013
	18,662	18,663	(4)	$6.44	04/18/2015
	33,670	—	(5)	$4.90	05/25/2014
	57,000	—		$4.85	07/01/2013
	45,000	—		$2.43	12/11/2012
	70,000	—		$8.12	01/22/2012
	40,000	—		$10.20	08/06/2011
	20,000	—		$10.20	08/06/2011
	50,000	—		$10.20	08/06/2011
	60,000	—		$8.00	12/19/2010
	50,000	—		$22.875	04/29/2009
James D. Lakin						20,557	(1)(7)	205,159
	—	—				15,672	(8)	156,407
	—	—				12,087	(9)	120,628
		39,653	(1)(2)	$13.45	03/09/2014
	7,739	23,218	(3)	$13.28	04/25/2013
	9,331	18,663	(4)	$6.44	04/18/2015
	4	—	(5)	$4.90	05/25/2014
	135,000			$10.20	08/06/2011

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares or
	Underlying	Underlying				Units of		Units of Stock
	Unexercised	Unexercised		Option	Option	Stock Held		That Have
	Options (#)	Options (#)		Exercise	Expiration	That Have		Not Vested
Name	Exercisable	Unexercisable		Price	Date	Not Vested (#)		($)(6)

David B. Potts						20,557	(1)(7)	205,159
	—	—				15,672	(8)	156,407
	—	—				12,087	(9)	120,628
		39,653	(1)(2)	$13.45	03/09/2014
	7,739	23,218	(3)	$13.28	04/25/2013
	18,662	18,663	(4)	$6.44	04/18/2015
	10	—	(5)	$4.90	05/25/2014
	40,000	—		$8.12	01/22/2012
	100,000	—		$10.20	08/06/2011
Ronald M. Coppock						20,557	(1)(7)	205,159
	—	—				15,672	(8)	156,407
	—	—				10,836	(9)	108,143
		39,653	(1)(2)	$13.45	03/09/2014
	7,739	23,218	(3)	$13.28	04/25/2013
	16,731	16,732	(4)	$6.44	04/18/2015
	29,997	—	(5)	$4.90	05/25/2014
	39,600	—		$4.85	07/01/2013
	40,000	—		$8.12	01/22/2012
	6,667	—		$10.20	08/06/2011
	20,000	—		$10.20	08/06/2011
	40,000	—		$8.00	12/19/2010
	5,000	—		$38.938	01/31/2010
	15,000	—		$38.938	01/31/2010

(1)	These shares are duplicative of the shares reflected in the Plan Based Awards Table.

(2)	The options were granted on March 9, 2007 and vest annually over four years with the first vesting occurring on March 9, 2008.

(3)	The options were granted on April 25, 2006 and vest annually over four years with the first vesting occurring on April 30, 2007.

(4)	The options were granted on April 18, 2005 and vest annually over four years with the first vesting occurred on April 18, 2006.

(5)	The options were granted on May 25, 2004 and vest annually over three years with the first vesting occurred on May 25, 2005.

(6)	Reflect the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2007 of $9.98 per share. The stock price was $5.82 on March 31, 2008.

(7)	Shares of restricted stock were granted on March 9, 2007 and vest annually over four years with the first vesting occurring on March 9, 2008.

(8)	Shares of restricted stock were granted on April 25, 2006 and vest annually over four years with the first vesting occurring on April 30, 2007.

(9)	Shares of restricted stock were granted on April 18, 2005 and vest annually over three years with the first vesting occurred on April 18, 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	On Vesting ($)(2)

Robert J. Stanzione	100,000	651,330	40,472	732,368
Lawrence A. Margolis	85,000	846,000	14,289	255,583
James D. Lakin	—	—	14,289	255,583
David B. Potts	—	—	14,289	255,583
Ronald M. Coppock	230,731	1,786,497	13,351	251,724

(1)	Amount shown for each named executive officer is the aggregate number of options granted in previous years that were exercised and sold during 2007 and the taxable compensation realized (aggregate sales price less aggregate exercise price) on such shares exercised and sold. The amounts are not reflected in the Summary Compensation Table.

(2)	Amounts shown for each named executive officer represent the aggregate number of shares of restricted stock granted in the previous years that vested during the calendar year. Vested shares may have been held or sold by the executive in his discretion. The Company withholds taxes by retaining an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld. The amounts reflective herein are duplicative of the amounts reflected in the Summary Compensation Table.

Executive Benefits and Perquisites

Primary Benefits.  Our named executive officers are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. We also maintain a nonqualified retirement plan in which our named executive officers are eligible to participate.

Pension Benefits

		Number of Years	Present Value Of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Robert J. Stanzione	Qualified Pension Plan	5	60,676	—
	Non Qualified Plan	36	6,235,234	—
Lawrence A. Margolis	Qualified Pension Plan	18	274,439	—
	Non Qualified Plan	25	762,751	—
James D. Lakin	Qualified Pension Plan	—	—	—
	Non Qualified Plan	11	312,025	—
David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	12	116,070	—
Ronald M. Coppock	Qualified Pension Plan	5	30,906	—
	Non Qualified Plan	11	95,052	—

The Company maintains qualified and non-qualified Defined Benefit pension plans. The qualified plan for the named executive officers has been frozen since December 31, 1999, and no further accrual of benefit under that plan has occurred since that date. Neither Mr. Potts nor Mr. Lakin participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payments levels that are or would be excluded under the qualified plan under applicable Internal Revenue Services regulations. Benefits under the plans are calculated based on the named executive officer’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of (a) 0.65% of the individual’s “final annual compensation” up to the named executive officer’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the named executive officer’s social security covered compensation level. The social security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis and Lakin are 60, 60 and 64 years of age and thus could elect to retire early. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. There is no lump sum payment option available, except for Mr. Stanzione (see below).

The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, normal retirement age is 62, and a lump sum payment on termination is available. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above although, Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In addition to the lump sum payment option, Mr. Stanzione may elect to receive his benefit on a monthly basis as a single life annuity or a joint and survivor annuity with discounts from the single life annuity amount depending on the form of joint and survivor annuity selected. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month.

The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay subject to the Internal Revenue Service maximum contribution (which was $15,500 during 2007). The named executives participate in this plan and received the Company match, which could not exceed $9,000 for 2007.

The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the named executives, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee. The table below reflects the increase in value of the named executive’s account under the Company’s Non-Qualified Deferred Compensation arrangement during calendar year 2007. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

Nonqualified Deferred Compensation

	Aggregate Earnings in	Aggregate Balance at Last
Name	Last Fiscal Year ($)	Fiscal Year-End ($)

Robert J. Stanzione	52,519	660,912
Lawrence A. Margolis	58,055	389,188
James D. Lakin	28,553	459,756
David B. Potts	—	—
Ronald M. Coppock	5,249	75,980

Other Perquisites.  We reimburse certain club membership fees and pay for financial counseling services for our named executive officers.

Employment Contracts and Termination of
Employment and Change-in-Control Arrangements

Executive Severance and Change in Control Pay Arrangements and Practices.  Each of the named executive officers is covered by an employment agreement that provides certain termination benefits and contains customary non-competition and other provisions. The named executive officers are entitled to the benefits described below if their employment is terminated by the Company without cause (which is narrowly defined as gross misconduct, permanent disability, or commission of certain felonies), by the executive after a material uncured breach of the agreement by the Company, or after a change of control of the Company in the event the executive is terminated or resigns after a reduction in duties or benefits (except Mr. Margolis’ provision does not require a reduction of duties or benefits). These benefits include a multiple of base pay and annual bonus (either assuming the bonus criteria had been met or based on average bonus earned in the last two years), acceleration of unvested equity awards, and continuation of benefits for the period of the continuation of base salary. For Mr. Stanzione the multiple is three, for Messrs. Margolis and Potts, two, and for Messrs. Coppock and Lakin, one.

Bonus for Mr. Stanzione is the average of the three highest full-year bonuses during the five years preceding his termination date. Bonus for Mr. Margolis is the most recent bonus paid or payable prior to his termination date. The salary and bonus payments are lump sum for Messrs. Lakin, Potts and Coppock in the event of a termination associated with change of control and are otherwise paid as a continuation of salary and bonus for twelve months (twenty-four months in the case of Mr. Potts); and are paid as a continuation of salary and bonus over the three and two year applicable periods for Messrs. Stanzione and Margolis. The two and three year benefit levels for Messrs. Margolis, Potts and Stanzione are deemed appropriate because their positions are likely to be eliminated following a change of control and their positions are more difficult for them to replace.

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2007.

Termination Benefit Table

						Accelerate
	Duration (1)	Salary	Bonus (9)		Benefits	Equity	Total

Robert J. Stanzione	3 years	$2,100,000	$3,100,000	(5)	$42,852	$1,749,822	$6,992,674
Change in Control or Without “Good Cause” (4)
Lawrence A. Margolis	2 years	742,000	490,000	(6)	32,252	610,217	1,874,469
Change in Control or Without “Good Cause” (4)
James D. Lakin
Death (2)	3 months	81,250	—		—	—	81,250
Disability (3)	6 months	162,500	—		9,971	—	172,471
Without “Good Cause” (4)	1 year	325,000	195,000	(7)	19,942	610,217	1,150,159
Change in Control (4)	1 year	325,000	267,200	(8)	19,942	610,217	1,222,359
David B. Potts
Death (2)	3 months	81,250	—		—	—	81,250
Disability (3)	6 months	162,500	—		9,362	—	171,862
Without “Good Cause” (4)	2 years	650,000	390,000	(7)	37,448	610,217	1,687,665
Change in Control (4)	2 years	650,000	519,750	(8)	37,448	610,217	1,817,415
Ronald M. Coppock
Death (2)	3 months	71,750	—		—	—	71,750
Disability (3)	6 months	143,500	—		9,405	—	152,905
Without “Good Cause” (4)	1 year	287,000	172,200	(7)	18,811	590,906	1,068,917
Change in Control (4)	1 year	287,000	237,900	(8)	18,811	590,906	1,134,617

(1)	Represents the termination period during which payments are made

(2)	Three months of salary continuation paid to NEO’s estate.

(3)	Six months of salary and benefits continuation paid.

(4)	Continuation of salary, bonus and benefits, plus accelerated equity vesting.

(5)	Average of highest three bonuses earned in previous five years.

(6)	Most recent annual bonus earned.

(7)	Target bonus equal to 60% of annual base salary.

(8)	Average of two prior paid annual bonuses.

(9)	Does not include bonus earned in 2007 but not paid until 2008: Stanzione ($763,000), Margolis ($245,000), Lakin ($235,000), Potts ($235,000) and Coppock ($210,000).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

William H. Lambert, Chairman
Alex B. Best
John Anderson Craig

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.

Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any securityholder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company or any of its subsidiaries and that vendor or partner.

There have been no related party transactions since the beginning of the 2007 fiscal year nor are there any such transactions proposed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2008. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2007. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows, all of which were approved by the Audit Committee:

Audit Fees

Fees for audit services totaled $3,672,253 and $2,974,486 in 2007 and 2006, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, audit consultations, and one-time audit procedures related to the acquisition of C-COR and the terminated Tandberg merger.

Audit-Related Fees

Fees for audit-related services totaled $474,077 and $505,371 in 2007 and 2006, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $90,672 and $79,298 in 2007 and 2006, respectively.

All Other Fees

Fees for all other services not included above were $0 for both 2007 and 2006.

Audit Committee Pre-approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2008, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2009 Annual Meeting of Stockholders.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

April 14, 2008

APPENDIX A

ARRIS GROUP, INC.
2008 STOCK INCENTIVE PLAN

1. PURPOSE AND EFFECTIVE DATE.  ARRIS Group, Inc. (the “Company”) has established this 2008 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the stockholders of the Company (the “Effective Date”). No grants shall be made under this Plan subsequent to ten (10) years after the Effective Date. This Plan will have no impact on the Company’s existing stock incentive plans or the awards outstanding thereunder.

2. ADMINISTRATION.  The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or such other Board committee consisting solely of independent directors (as determined by the Board or a committee thereof) as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it, shall be binding on all persons. The Committee may authorize one or more officers to grant awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN.  A total of 12,300,000 shares of Common Stock, or rights with respect to Common Stock, of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. In determining the number of shares available for awards:

(a) Grants of awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants.

(b) Awards of stock, stock units, restricted stock, performance shares and units, and dividend equivalent rights will reduce the number of shares available thereunder at the rate of 1.58 shares per interest granted.

(c) The aggregate number of Shares with respect to which incentive stock options may be issued under the Plan shall not exceed 4,000,000.

(d) If all or any portion of the Shares otherwise subject to an award under the Plan are not delivered or do not vest for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan.

(e) Shares tendered (either actually or through attestation) to pay the option exercise price, shares withheld for the payment of withholding taxes and shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person shall not return to the share reserve, and the determination of the number of Shares used in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based and not just the number of Shares delivered upon settlement.

(f) Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition shall not reduce the share reserve.

The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

4. ELIGIBILITY.  All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan, and any grant or exercise of an award under the Plan, on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,500,000 Shares. The maximum amount to be granted to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000.

5. AWARDS.  The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a) All awards granted under the Plan shall be evidenced by written documents in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced. The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(c) Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and all other awards shall have a minimum vesting or holding period of three years, provided that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Committee, and (ii) a vesting or holding period may be reduced as a result of death, disability, retirement, a merger or sale, termination of employment, change in control or other extraordinary event. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

(d) Awards granted under this Plan shall not be transferred, assigned, pledged or hypothecated or otherwise transferred by the grantee except by will or the laws of descent and distribution to the extent permitted in the award itself.

(e) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(f) When issuing performance shares or units performance criteria may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items.

(g) All awards may be settled in cash, shares or deferred delivery, as authorized by the Committee.

(h) Shares granted from the plan may be used as form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

6. AMENDMENT OF THE PLAN.  The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

7. GENERAL.  The laws of the State of Delaware shall apply to the Plan. Nothing herein shall restrict the Board from exercising the authority granted hereunder to the Committee or otherwise from exercising its fiduciary duties.

when you access the web site. 00000_Arris_Group.4.07.08 4/7/08 5:29 PM Page 1 FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260 SIGNATURE:___DATE:___Mark this box if you would like the Proxy Card EDGARized: ASCII EDGAR II (HTML) (THIS BOXED AREA DOES NOT PRINT) Registered Quantity 1000.00 For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time You can now access your ARRIS GROUP, INC. account online. Access your Arris Group, Inc. shareholder account online via Investor ServiceDirect® (ISD). The transfer agent for Arris Group, Inc. now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd ARRIS GROUP, INC. PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Robert J. Stanzione, Lawrence A. Margolis and David B. Potts, and each of them (with full power of substitution in each) proxies of the undersigned to vote at the annual meeting of ARRIS Group, Inc. to be held at 10:00 a.m., Eastern Time, May 28, 2008, at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ARRIS Group, Inc. in the name of the undersigned on the record date. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of all nominees named in Proposal 1 and in favor of Proposals 2, 3 and 4 as set forth on the reverse side of this proxy. (Continued and to be marked, dated and signed, on the other side) 00000_Arris_Group.4.07.08 4/7/08 5:29 PM Page 2

Signature Signature Date NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. FOR ALL NOMINEES FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN WITHHOLD AUTHORITY FOLD AND DETACH HERE 1. Election of the following nominees as directors: The Board of Directors recommends that the shareholder vote in favor of Proposal 1, 2, 3 and 4. Nominees: 01 Alex B. Best 02 Harry L. Bosco 03 John Anderson Craig 04 Matthew B. Kearney 05 William H. Lambert 06 John R. Petty 07 Robert J. Stanzione 08 David A. Woodle 2. Approval of the 2008 Stock Incentive Plan. 3. Approval of the appointment of Ernst & Young LLP as independent registered public accounting firm. 4. In their discretion, such other matters as may properly come before the meeting or at any adjournments thereof. WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR You can view the Annual Report and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/arrs Please Mark Here for Address Change or Comments SEE REVERSE SIDE Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. EXCEPTIONS* (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below. *Exceptions ___x Votes must be indicated (x) in Black or Blue ink. INTERNET http://www.eproxy.com/arrs Use the Internet to vote your proxy. Have your proxy card in hand